Exhibit 99.1

5000 Philadelphia Way • Lanham • Maryland • 20706-4417 • U.S.A.

Telephone: 301.731.4233 • Fax: 301.731.9606 • Internet: sales@integ.com • Web: http://www.integ.com

FOR IMMEDIATE RELEASE

Integral Systems, Inc. Acquires satID Intellectual Property and Other Assets

Acquisition Adds Geolocation Capabilities to Integral Systems’ Product Line &

Includes Technology Support Agreement with QinetiQ Group PLC and Agreement to

Pursue Teaming Arrangements with QinetiQ North America for Defense and

Intelligence Markets

Lanham, Maryland, February 24, 2009—Integral Systems, Inc. (Integral NASDAQ: ISYS) announced today that it has purchased the intellectual property and other assets relating to the satID product line from U.K.-based QinetiQ Group PLC. Satellite operators around the world use satID to geolocate the source of satellite interferers, jammers, and unauthorized users to ensure quality of satellite service. Integral Systems has utilized the satID capability in the RAIDRS program for the U.S. Air Force and other Integral Systems offerings. The satID product line and services will become a part of Integral Systems’ Space Communications group.

“We are excited to bring this capability in-house to enhance our space situational awareness product and system offerings for our customers,” stated John Higginbotham, chief executive officer, Integral Systems. “We are pleased to have on-going access to the excellent engineering skills of QinetiQ in the UK and we are delighted to pursue a working relationship with QinetiQ North America for key defense and intelligence community customers.”

Technology consultancy and other support services relating to the satID product line will be provided to Integral Systems by QinetiQ in the UK. This arrangement will allow for continuity of services and support to satID customers, while providing a technology relationship for further development of the satID product line.

In a separate agreement, Integral Systems and QinetiQ North America have agreed to pursue teaming arrangements on certain existing programs and jointly explore future programs for the national security marketplace.

“Integral Systems, Inc. is a leader in this industry and QinetiQ North America has a successful history of partnering with leading technology providers to bring innovative products to the marketplace,” said Rob Topping, QinetiQ North America’s President and Chief Operating Officer. “We are pleased to have the opportunity to work with ISI to bring new solutions to our customers.”

The satID product will be integrated with Integral Systems’ Telemetrix®, Compass®, and Monics® products to provide a fully integrated capability to detect, characterize, and geolocate the source of satellite uplink communication signals with applications in commercial, military, government, and intelligence markets.

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About Integral Systems, Inc.

Integral Systems, Inc. applies more than 25 years experience developing innovative satellite communication systems for its government and commercial customers. Integral provides cost-effective solutions for ground, air, and space communications by integrating solutions from its subsidiary companies – SAT Corporation, Newpoint Technologies, Inc., Integral Systems Europe, RT Logic, and Lumistar. Customers have relied on the Integral family of companies to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems, Inc. is listed in Forbes’ Top 200 Small Companies in America for 2008. For more information visit www.integ.com.

About QinetiQ North America

QinetiQ (pronounced “kinetic) North America delivers world-class technology and responsive solutions to government agencies and commercial customers for many of their most urgent and complex challenges. QinetiQ North America is an independent, innovative technology provider that earns over a billion dollars in revenue operating with small company speed and agility while leveraging significant global resources. More than 6,400 QinetiQ North America engineers, scientists and other professionals have the mission knowledge and proven, reliable performance to meet the rapidly changing demands of national defense, homeland security, and information assurance customers. QinetiQ North America is part of QinetiQ Group PLC, one of the world’s leading defense and security technology companies. For more information, please visit www.QinetiQ-NA.com.

CONTACT:

Kathryn J. Herr

Vice President, Marketing and Communications

Integral Systems, Inc.

Tel: 301.731.4233 ext. 1104

Web: kherr@integ.com

David Bishop

Head of External Communications

QinetiQ Group PLC

Tel: +44 1252 394573

Email: djbishop@qinetiq.com

Matt Warnock

Director of Public Relations

QinetiQ North America

703-752-6528

Matthew.Warnock@QinetiQ-NA.com

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